Appendix B
                             SONOCO PRODUCTS COMPANY


       1. Purpose. The purposes of the Sonoco Products Company Centennial Shares Plan are (i) to promote the interests of Sonoco Products Company and its shareholders by attracting and retaining quality Employees, (ii) to provide such Employees with incentive-based compensation based upon the Company's sustained financial performance, supplemental to any other compensation or benefit plans,
(iii) to give substantially all Employees a stake in the Company's growth and success by focusing them on the performance of Company stock and linking them to all Employees worldwide, and (iv) to create a culture of ownership and excellence among all Employees worldwide.

       2. Definitions. Wherever used herein, the following terms shall have the respective meanings set forth below:

              (a) "Award" means a grant of an Option, Cash Bonus or stock appreciation right ("SAR") made in accordance with the terms of the Plan.

              (b) "Board" means the Board of Directors of the Company.

              (c) "Cash Bonus" means an award in cash as described in Section 8 of the Plan.

              (d) "Committee" means the Executive Compensation Committee of the Board.

              (e) "Common Stock" means the common stock, without par value, of the Company.

              (f) "Company" means Sonoco Products Company, a South Carolina corporation.

              (g) "Employee" means a regular, active employee of the Company or designated Subsidiary who is treated as an employee in the personnel records of the Company for the relevant period, has worked at least one full day in the twelve (12) month period prior to or on the Grant Date, and shall exclude individuals classified as leased from a third party, classified as independent contractors, or classified by the Company as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise.

              (h) "Grant Date" means the date selected by the Committee from time to time, upon which Awards are granted to Participants pursuant to this Plan.

              (i) "Option" means an option to purchase shares of the Common Stock as described in Section 7 of the Plan.

              (j) "Participant" means an Employee of the Company or its subsidiaries who is selected by the Committee to receive an Award granted under the Plan. An Employee who participated in the 1997 Restricted Stock Plan shall not be a Participant.

              (k) "Plan" means the Sonoco Products Company Centennial Shares Plan, as set forth herein and as amended from time to time.

              (l) "Retirement" means an Employee's termination of employment with the Company on or after age 55 or as defined under the applicable retirement policy of the Company or Subsidiary.

              (m) "SAR" means a stock appreciation right with respect to shares of the Common Stock as described in Section 8 of the Plan.

              (n) "Subsidiary" means any corporation or business entity of which the Company owns, directly or indirectly, more than 50% percent of the voting stock or equity interest.

       3.  Shares  Subject to the Plan.  Subject to  adjustment  as  provided in
Section 14, the number of shares of Common Stock which shall be available and reserved for the grant of Awards under the Plan shall not exceed 1.8 million. The shares of Common Stock issued under the Plan may come from authorized and unissued shares or shares purchased on the open market. Shares of Common Stock subject to an Award that expires unexercised, that is forfeited, terminated or cancelled, in whole or in part, shall thereafter again be available for grant under the Plan, except as otherwise provided by the Committee.

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       4.  Administration.  The Plan shall be administered  by the Committee.  A majority of the Committee shall constitute a quorum, and the acts of a majority shall be the acts of the Committee.

       Subject to the provisions of the Plan, the Committee shall (i) select the Participants, determine the type of Awards to be made to Participants, determine the shares subject to Awards, and (ii) have the power, authority, and sole discretion to construe, interpret and administer the Plan, to establish, amend and rescind any rules and regulations in order to administer and carry out the provisions and purposes of the Plan, to determine the terms and provisions of any agreements entered into hereunder, and to make all other determinations necessary or advisable for the administration of the Plan including, without limitation, factual determinations. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it shall deem desirable to carry it into effect. The determinations of the Committee in construing, interpreting and administering the Plan, as described herein, shall be final and conclusive, and binding on all parties. The Committee may designate persons other than members of the Committee to carry out such responsibilities of the Committee under the Plan as it may deem appropriate.

       5. Eligibility. The Committee shall select from time to time Employees of the Company or its subsidiaries to participate in the Plan. No Employee shall have at any time the right (i) to be selected as a Participant, (ii) to be entitled to an Award, or (iii) having been selected for an Award, to receive any further Awards.

       6. Awards. Awards under the Plan may consist of Options (nonstatutory stock options), Cash Bonuses or SARs. The Committee shall determine the Award to be granted to each Participant. The Committee may make such determination based on the compensation of the Employee, the location of the Employee, or based on such other factors as the Committee deems appropriate. The Award shall be subject to such terms and conditions as the Committee may determine.

       7.     Stock Options

              Subject to any modifications provided pursuant to Section 8(e), Options shall be subject to the terms specified in Sections 7(a)-(f).

I. Option Price. The Committee shall establish the Option price at the time each Option is granted, which price shall not be less than the closing price of a share of the Common Stock on the New York Stock Exchange on the Grant Date, or the fair market value of a share of the Common Stock if it is not so listed, as determined by the Committee.

II. Expiration Date of Option. Stock Options shall be exercisable for such period as specified by the Committee, but in no event may Options become exercisable earlier than two years after the Grant Date (except in the case of a Change of Control) or be exercisable for a period of more than six (6) years after their Grant Date.

III. Vesting Date of Option. The Option shall become exercisable on the second anniversary of the Grant Date or as otherwise determined by the Committee.

IV. Exercise of Option. The Committee shall establish procedures governing the exercise of Options, which may include procedures restricting the frequency or method(s) of exercise, as well as periods (black-out periods) during which Options may not be exercised. In general, subject to such specific provisions, a Participant shall exercise an Option as follows:

A. The Participant shall submit an Option exercise request to the broker or recordkeeper designated by the Committee specifying the Option and number of shares being exercised. The Committee may prescribe electronic, voice or other means of submission of such request. The exercise request shall also specify which of the following types of exercise the Participant is making:

1.     A regular Option exercise.

2. An Option exercise and sale of all shares being purchased through the Option exercise.

3. An Option exercise and sale of sufficient shares to cover the Option Price (and applicable withholding taxes and transaction fees) of the shares being purchased through the Option exercise, with the remainder of the shares to be issued to the Participant.

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B. If the Participant requests a regular Option exercise,  the Participant shall deliver the full Option price in cash (together with an amount to pay applicable withholding taxes and transaction fees) to the broker or recordkeeper designated by the Committee at the time of exercise.

C. If the Participant requests an Option exercise and sale of shares, the broker or recordkeeper designated by the Committee shall sell the applicable number of shares as soon as practical following receipt of such request and, upon settlement of the trade, transfer to the Company an amount equal to the Option price for the shares being purchased through the Option exercise. As soon as practical thereafter, the proceeds from the sale or the shares of Common Stock (less the option price, applicable withholding taxes and transaction fees) shall be delivered to the Participant; provided, however, that the Participant shall receive cash in lieu of any fractional shares.

V. Expiration of Stock Option. Each option and any related rights shall expire on the earliest to occur of:

A.     six (6) years after the Grant Date of the Option;

B. if vested, ninety (90) days after termination of employment because of retirement, death, disability, dismissal, resignation or otherwise; or

C. if not vested, immediately upon termination of employment because of retirement, death, disability, dismissal, resignation or otherwise.

              Neither the Company nor the Committee shall have any obligation to notify a Participant of the expiration, or impending expiration of an Award.

VI. Rights as Shareholder. A Participant shall have none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares as determined by the records of the Company's transfer agent.

       8.     Non-U.S. Employees.

              (a) Applicability. This Section 8 shall apply to each Employee who is not based in the United States.

              (b) Schedule of Countries where Awards are Feasible. The Committee shall determine, in its sole discretion, whether it is desirable or feasible under local law, custom and practice to grant Awards under the Plan to Employees described in Section 8(a) in each country outside the United States. The Committee shall approve a schedule specifying by country whether an Option, Cash Bonus or SAR is to be granted under this Section. The schedule may differentiate among classes of Employees (including international assignees) and locations within a country.

              (c) Terms of Option, Cash Bonus and SAR. If the Committee has determined on the schedule described in Section 8(b) that it is feasible to grant an Option, Cash Bonus or SAR at a location for a Grant Date, each Employee under this Section specified in the schedule shall be granted an Option, Cash Bonus or SAR, as applicable, on such Grant Date. Each such Option shall be granted under and shall be subject to the terms in Section 7, except for such modifications or additional terms and conditions as the Committee deems appropriate under Section 8(e). Each Cash Bonus and each SAR shall be subject to
Section 8(d).

              (d) Cash Bonuses and Stock Appreciation Rights. A Cash Bonus shall entitle the Participant to receive a payment in cash in an amount and at such times as the Committee shall determine. Each Cash Bonus shall be subject to such terms and conditions as the Committee deems appropriate, which terms may include, without limitation, vesting and termination provisions similar to options and payment "triggering" events based on specified increases in the Company's stock price.

              A SAR shall entitle the Participant to receive an amount in cash equal to the increase of the fair market value of a specified number of shares of Common Stock on the date of exercise over the fair market value of that number of shares of Common Stock on the Grant Date of the SAR. Each SAR shall be subject to Section 7 as though the reference to the term "Option" in such section were a reference to the term "SAR," except for such modifications or additional terms and conditions as the Committee deems appropriate under Section 7(e). The Participant shall exercise an SAR by submitting an SAR exercise request to the broker or recordkeeper designated by the Committee in the same manner as a request for an Option exercise and sale of all shares being exercised, except as otherwise provided by the Committee.

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              (e) Special Terms.  In order to facilitate the making of any Award under Section 8, the Committee may provide for such modifications and additional terms and conditions ("special terms") in Awards to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (a) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (b) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such requirements or conditions are not satisfied, the grant shall be void. The special terms may also provide that an Award shall become exercisable if an Employee's employment with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a
location.   The  Committee  may  adopt  or  approve  sub-plans,   appendices  or
supplements to or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for
any  other  purpose.   The  special  terms  and  any  appendices,   supplements,
amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board.

              (f) No Acquired Rights. No individual in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Committee.

       9. Award Documentation. Each Award under the Plan shall be evidenced by an agreement, certificate or other document setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in the Plan.

       10. Change of Control. In the event of a change of control of the Company or a liquidation, reorganization, merger, consolidation or amalgamation with another company in which the Company is not the surviving company, the Committee may, in its discretion, provide for appropriate adjustments and settlements of each Award including such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

       11. Withholding. The Company and its subsidiaries shall have the right to deduct from any payment to be made pursuant to the Plan, or to require prior to the issuance or delivery of any shares of Common Stock or the payment of cash under the Plan, any taxes required by law (whether federal, state, local or foreign) to be withheld therefrom. The Committee may, in its discretion, permit a Participant to elect to satisfy such withholding obligation by having the Company retain the number of shares of Common Stock whose fair market value equals the amount required to be withheld. Any fraction of a share of Common Stock required to satisfy such obligation shall be disregarded and the amount due shall instead be paid in cash to the Participant.

       12. Nontransferability. No amount payable or other right under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, except by will or the laws of descent and distribution, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, or any such right shall be void.

       13. No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continue in the employ of the Company or its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss a Participant without any liability, or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

       14. Adjustment of and Changes in Common Stock. In the event of any stock dividend, split or reverse split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other change in the corporate structure or shares of stock of the Company, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan and to outstanding Awards and the prices therefor. Any determination by the Committee under this Section 14 shall be binding on all Participants and as to all Awards hereunder.

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       15. Amendment.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time.

       16. Entire Plan. This document is a complete statement of the Plan. As of its effective date this document supersedes all prior plans, representations and proposals, written or oral, relating to its subject matter. The Company shall not be bound by or liable to any person for any representation, promise or inducement made by any employee or agent of it which is not embodied in this document or in any authorized written amendment to the Plan.

       17. Governing Law. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of South Carolina.

       18. Effective Date. The Plan shall be effective as of December 31, 1998. Subject to earlier termination pursuant to Section 15, the Plan shall have a term of six (6) years from its effective date.


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